Exhibit 99.1

ContraVir Reports Key CMX157 Data at HEP DART 2015

Demonstrating Enhanced in vitro Safety Profile Compared to Viread®

Data reported at HepDart 2015 demonstrates reduced cytotoxicity compared to TDF and low potential for mitochondrial toxicity

Edison, NJ, December 8, 2015 — ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, reports positive results regarding CMX157’s significantly enhanced potency against hepatitis B virus (HBV), now determined to be 97-fold compared to tenofovir (TFV), based on state-of-the-art in vitro studies.  These results from head-to-head studies support CMX157’s potential for an enhanced safety profile compared to Gilead’s tenofovir DF (Viread®).

The data were presented at HEP DART 2015 by John Sullivan-Bolyai, MD, MPH, Chief Medical Officer of ContraVir, who stated, “These compelling results, derived from state-of-the-art in vitro studies, show that CMX157 potentially demonstrates equal, if not better, antiviral activity at low doses compared to Viread®.  Furthermore, we’ve consistently shown that CMX157 not only has less cytotoxicity than Viread® in vitro along with a low potential for mitochondrial toxicity, but should significantly reduce the amount of TFV exposure outside the liver, further enhancing the safety profile of CMX157 compared to Viread®. These favorable results provide a solid foundation for advancing our Hepatitis B clinical program.”

The presentation is available on the ContraVir website, www.contravir.com.

CMX157 demonstrates a potential enhanced safety profile compared to Viread® (Tenofovir DF, TDF)

•                  CMX157 exhibited a low potential for mitochondrial toxicity in a standard assay of mitochondrial integrity under glucose vs. galactose growth conditions, confirming previous in vitro results.

•                  CMX157 was less cytotoxic than TDF, based on IC50 concentrations that were consistently similar to or higher than TDF across a large panel of diverse cell lines.

CMX157 is 97-fold more active against HBV than TFV in vitro

•                  Final results, from a greater number of experiments, improved upon earlier estimates of 60-fold greater potency of CMX157 compared to TFV.

•                  The amount of drug required to inhibit HBV DNA in HepG2.2.15 liver cells was dramatically lower (EC50 = 15.03 +/- 4.31 nM) for CMX157 compared to TFV (EC50 1460 +/- 1127 nM).

CMX157 is highly liver targeted (rat model), limiting exposure of other tissues to TFV

•                  After a single, oral dose, 86% of absorbed CMX157 was rapidly extracted by the liver.

•                  Blood levels of CMX157 peaked at 1-3 hours and then declined rapidly, becoming undetectable after 6 hours; only low levels of TFV were detected in the peripheral circulation.

•                  There was no substantial accumulation or retention in the heart following oral or intravenous administration.

CMX157 is rapidly and efficiently converted to the active antiviral, TFV diphosphate by liver cells, consistent with its improved antiviral activity and potential for dose reduction

•                  CMX157 was efficiently metabolized by hepatocytes into active TFV diphosphate (TFV-PP).

•                  CMX157 metabolism in vitro was time- and dose-dependent, yielding proportional levels of TFV and TFV-PP over time, during which liver cells remained fully viable.

•                  CMX157 showed only minimal metabolism by cardiomyocytes in vitro compared to Viread®.

CMX157 exhibits low potential for drug-drug interactions

•                  CMX157 did not exhibit significant induction/inhibition of key metabolic enzymes or transporters in vitro.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the discovery and development of targeted antiviral therapies with two candidates in mid-to-late stage clinical development. ContraVir’s lead clinical drug, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is currently in Phase 3 clinical development.  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study.  ContraVir is also developing CMX157, a highly potent analog of the successful antiviral drug tenofovir, for treatment of Hepatitis B.  CMX157’s novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal and bone side effects.

For further information, please contact:

Tiberend Strategic Advisors, Inc.

Tirth Patel (investors)

tpatel@tiberend.com; (212) 375-2681

Claire Sojda (media)

csojda@tiberend.com; (212) 375-2686